Exhibit 23-b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rockwell Automation, Inc. on Form S-8 for Rockwell Automation Retirement Savings Plan of our report dated June 21, 2012, relating to the financial statements and supplemental schedule of the Rockwell Automation Retirement Savings Plan as of December 31, 2011 and 2010, and for the years then ended, appearing in the Annual Report on Form 11-K of Rockwell Automation Retirement Savings Plan for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin

October 12, 2012